Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- 203313) pertaining to the Forward Pharma A/S 2014 Omnibus Equity Incentive Compensation Plan of our report dated April 12, 2016, with respect to the consolidated financial statements of Forward Pharma A/S included in this Annual Report (Form 20-F) for the year ended December 31, 2015.

/s/ Ernst & Young P/S
Copenhagen, Denmark
April 12, 2016